AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 24, 1998
                              REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                           4841                 23-2417713
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              MAIN AT WATER STREET
                         COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
   (Address,       including zip code, and telephone number, including area
                   code, of registrant's principal executive offices)

                              COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                       ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                         COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                 PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 562-8826

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed          Proposed
                                                                     maximum           maximum
           Title of each class of                    Amount to    offering price      aggregate          Amount of
         securities to be registered               be registered   per unit(1)    offering price(1)   registration fee
Class A Common Stock (par value $.01 per share)       3,571,428      $24.625         $87,946,415         $25,945


(1)Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c). Such number represents the average of the high and low prices for the Class A Common Stock as reported by the NASDAQ National Market System on March 17, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER, TO SELL OR THE +SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES +IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR +TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



Subject to Completion  March 24, 1998
                                   PROSPECTUS

3,571,428 Shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A Common Stock
($.01 par value)

This Prospectus relates to 3,571,428 shares (the "Shares") of Class A Common Stock, $.01 par value (the "Class A Common Stock") of Adelphia Communications Corporation ("Adelphia" or the "Company"), which may be sold by or for the account of the Selling Stockholders named herein. The Shares were originally acquired by the Selling Stockholders from Adelphia in a privately negotiated acquisition transaction. See "Selling Stockholders."

The Shares may be sold from time to time by the Selling Stockholders in open market or over-the-counter transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at varying or negotiated prices. See "Plan of Distribution." Adelphia will not receive any of the proceeds from the sale of the Shares.

The Class A Common Stock is listed for trading on the NASDAQ National Market System. On March 23, 1998, the closing sale price of the Class A Common Stock was $26.125 per share.

The rights of holders of Class A Common Stock and Class B Common Stock, $.01 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _____________, 1998.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         Adelphia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act" or the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Adelphia's Class A Common Stock is listed on the NASDAQ National Market System under the symbol "ADLAC".

         Adelphia has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the SEC at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company that is electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. Such information is publicly available through the Commission's web site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Adelphia hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission: (a) Adelphia's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, which incorporates, in Items 7 and 8 to such Form 10-K, portions of Amendment No. 2 to Registration Statement No. 333-19327 of Olympus Communications. L.P. and Olympus Capital Corporation on Form S-4, which are also incorporated herein by reference, all as amended by Form 10-K/A filed July 29, 1997 (collectively, the "Form 10-K"); (b) Adelphia's Quarterly Reports on Form 10-Q for the periods ended June 30, 1997, September 30, 1997 and December 31, 1997 (the "Form 10-Qs"); (c) Adelphia's Current Reports on Form 8-K for the events dated May 1, 1997, June 12, 1997, June 23, 1997, July 7, 1997, July 24, 1997, August 27,
1997, September 19, 1997, September 25, 1997 and January 21, 1998; (d)
Adelphia's definitive proxy statement dated September 8, 1997; and (e) the descriptions of common stock contained in Adelphia's Registration Statement filed under Section 12(g) of the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by Adelphia pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Adelphia will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all other documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Adelphia Communications Corporation, Main at Water Street, Coudersport, Pennsylvania 16915, Attention: Deputy General Counsel; telephone number (814) 274-9830.

                                                PROSPECTUS SUMMARY

                  The following information is qualified in its entirety by the more detailed information and financial statements appearing in this Prospectus or incorporated by reference herein. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors."

                                   The Company

         As of December 31, 1997, Adelphia Communications Corporation was the seventh-largest cable television operator in the United States with cable television systems owned or managed by the Company (the "Systems") in the aggregate passing 2,759,546 homes and serving 1,968,986 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

         As of December 31, 1997, the Company's owned cable systems (the "Company Systems") are located in twelve states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1997, the Company Systems passed 1,663,505 homes and served 1,213,400 basic subscribers.

         The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively the "Rigas Family") have substantial ownership interests in the Managed Partnerships. As of December 31, 1997, cable systems (the "Managed Systems") owned by the Managed Partnerships passed 346,157 homes and served 257,614 basic subscribers.

         The Company also owns a 50% voting interest and nonvoting Preferred Limited Partnership interests entitling the Company to a 16.5% preferred return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. Olympus operates a large cable system in southern Florida that, as of December 31, 1997, passed 749,884 homes and served 497,972 basic subscribers. The Company's investment in Olympus is accounted for under the equity method of accounting.

         Among its other significant investments in addition to its cable operations, the Company owns an 88% interest, based on outstanding common stock at December 31, 1997, in Hyperion Telecommunications, Inc. ("Hyperion"), a leading competitive local exchange carrier ("CLEC") that designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities. Hyperion operates one of the largest CLECs in the United States based upon route miles and buildings connected. As of December 31, 1997, Hyperion managed and operated 21 networks (including three under construction), which served 36 cities and had approximately 4,326 route miles, connecting approximately 1,776 buildings. Hyperion offers switched services, including local dial tone, in 16 markets and expects to begin offering local dial tone in the remainder of its operating networks in 1998. Hyperion is consolidated in Adelphia's financial results and is currently an unrestricted subsidiary of Adelphia for purposes of Adelphia's indentures.

         Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.


Recent Developments

         Adelphia Offering of Senior Notes Due 2008. On January 21, 1998, Adelphia announced the sale of $150,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes") in a private placement exempt from registration. The net proceeds of approximately $147,000,000 were contributed to Adelphia subsidiaries and used to repay revolving credit facilities of such subsidiaries, all of which may be reborrowed and used for the general corporate purposes of such subsidiaries.

         For other recent developments regarding the Company, reference is made to the Form 10-Qs and future filings by the Company under the Exchange Act.



                                                   The Offering

Shares Offered by the Selling Stockholders...............................................3,571,428 shares, Class A
                                                                                        Common

Shares outstanding as of March 6, 1998..................................................19,702,308 shares,
                                                                                        Class A Common

                                                                                        10,944,476 shares,
                                                                                        Class B Common

NASDAQ National Market System Symbol....................................................ADLAC


                                                   RISK FACTORS

In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the securities offered hereby.

Substantial Leverage

         The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At December 31, 1997, the Company's total indebtedness aggregated approximately $2,856,580,000, which included approximately $967,683,000 of subsidiary bank, institutional and other debt, $457,918,000 of Hyperion public debt and approximately $1,430,979,000 of indebtedness of the parent company. The Company's total debt has varying maturities to 2007, including an aggregate of approximately $627,452,000 maturing on or prior to March 31, 2002. The Company has maintained its public long-term debt at the holding company level and Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately-negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

Net Losses and Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency)

         The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at March 31, 1997 and December 31, 1997 was $1,253,881,000 and $1,278,360,000, respectively. The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $106,284,000, $119,894,000 and $130,642,000, for the years ended
March 31, 1995, 1996 and 1997, respectively, and $90,138,000 and $146,436,000, for the nine months ended December 31, 1996 and 1997, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

         For the years ended March 31, 1996 and March 31, 1997 and for the nine months ended December 31, 1996 and 1997, respectively, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $78,189,000 and $61,848,000, respectively, and $45,293,000 and
$76,504,000, respectively. However, such amounts reflect non-cash charges totaling $127,319,000 and $165,426,000, respectively, and $115,490,000 and
$140,539,000, respectively, consisting of depreciation, amortization, non-cash interest expense on certain indebtedness of the Company and Hyperion preferred stock dividends. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

Voting Control and Disparate Voting Rights

         As of February 28, 1998, the Rigas Family beneficially owned 10,846,544 shares, or 99.1%, of Adelphia's Class B Common Stock and 6,888,804 shares, or 35.0%, of Adelphia's outstanding Class A Common Stock. On a combined basis, these shares represented 57.9% of the total number of outstanding shares of both classes of Common Stock and 89.3% of the total voting power of both classes. Assuming conversion of the Convertible Preferred Stock held by the Rigas Family, family members would have held as of February 28, 1998 16,322,764 shares, or 56.0%, of Adelphia's Class A Common Stock and would have held 67.8% of the total number of shares and 90.0% of the total voting power of both classes of Common Stock. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement, John J. Rigas and members of his family have the power to elect all seven directors subject to election by both classes on a combined basis, which directors constitute seven of the eight members of the Board of Directors of Adelphia. (The holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors.) Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers.

Holding Company Structure; Restrictive Covenants

         As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indentures governing the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8% Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2%
Notes"), the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to the Company in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At December 31, 1997, the total amount of long-term debt of such subsidiaries was $1,425,601,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

         The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia.

Potential Conflicts of Interest

         The Rigas Family holds substantially all of Adelphia's Class B Common Stock and, as of February 28, 1998, 89.3% of the combined voting power of both classes of Adelphia's outstanding Common Stock (90.0% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in the Business Opportunity Agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which Adelphia's Public Debt was issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Form 10-K.

Competition

         The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

         In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" in the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

         The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company. See "Business--Competition" and "--Legislation and Regulation" in the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K and the Form 10-Qs.

Need for Additional Financing

         The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" in the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Qs.

Regulation in the Telecommunications Industry

         The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

         The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

         The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

         Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" in Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K and the Form 10-Qs.

No Dividends Paid or to Be Paid

         Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for Adelphia's Public Debt contain covenants which limit Adelphia's ability to pay such dividends.

Forward Looking Statements

          The statements contained or incorporated by reference in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) which statements can be identified by the use of forward looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

          Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                                     DILUTION

         The net tangible book value of the Company's Common Stock as of December 31, 1997 was a deficit of $(1,971,385,000) or approximately $(64.33) per share. Net tangible book value per share represents the amount of the Company's stockholders' equity (deficiency), less intangible assets, divided by 30,646,784 shares of Common Stock outstanding. Purchasers of the Shares will have an immediate dilution of net book value equal to the purchase price of the Shares.


                                               SELLING STOCKHOLDERS

         The Selling Stockholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Shares. The following table sets forth certain information regarding the Selling Stockholders' ownership of the Company's Class A Common Stock. No Selling Stockholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. Although the Selling Stockholders may offer some or all of their respective Shares pursuant to this Prospectus, the following table assumes that all such Shares have been sold upon termination of any such sales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their respective Shares since the date on which they provided information thereon in transactions exempt from the registration requirements of the 1933 Act. To the knowledge of the Company, except as disclosed in the table below, the Selling Stockholders did not own, nor did they have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.

Name                                                Number of Shares

Booth American Company                                  3,571,428


TOTAL                                                   3,571,428

         The Shares referenced above were issued to Booth American Company pursuant to an Agreement and Plan of Merger dated November 11, 1996 among the Company, Virginia Acquisition Corp., Booth American Company, Booth Communications of Virginia, Inc. and Booth Communications of Virginia Assets, Inc. The Shares were issued by Adelphia in a private placement transaction as partial consideration for the acquisition by Adelphia of cable television systems. In the event that the above named Selling Stockholder distributes Shares to its stockholders, such distributees would also then become Selling Stockholders under this Prospectus.

         Adelphia will not receive any proceeds from the sale of the Shares.



                                               PLAN OF DISTRIBUTION

         The Shares may be sold by a Selling Stockholder from time to time, in one or more transactions at fixed prices, at prevailing market prices or at prices related thereto at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder. The sale of the Shares may be effected (i) in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in private or negotiated transactions otherwise than on such exchanges or in the over-the-counter market, (iv) through the writing of options or (v) in combinations of such methods. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase Shares as principals for their own accounts and resell such Shares pursuant to this Prospectus. Underwriters, brokers and dealers may receive commissions or discounts from such Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, any such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offering of the Shares is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Stockholders, the aggregate amount and type of Shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

         All expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the 1933 Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders against certain civil liabilities, including certain liabilities under the 1933 Act, or will be entitled to contribution in connection therewith.



         If required, a supplement to this Prospectus ("Prospectus Supplement") will set forth, with respect to the Selling Stockholders, any necessary further information regarding them or the distribution of the shares offered hereby. Such Prospectus Supplement may be appropriately modified or supplemented.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules of Adelphia and its subsidiaries as of March 31, 1996 and 1997, and for each of the three years in the period ended March 31, 1997, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, all incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been           3,571,428 Shares
authorized to give any information or to make any
representations other than those contained in this
Prospectus in connection with the offer made by this
Prospectus and, if given or made, such information or
representations must not be relied upon as having been
authorized. Neither the delivery of this Prospectus nor
any sale made hereunder shall under any circumstances
create any implication that there has been no change in
the affairs of Adelphia since the date hereof. This
Prospectus does not constitute an offer or solicitation
by anyone in any jurisdiction in which such offer or
solicitation is not authorized or in which the person
making such offer or solicitation is not qualified to
do so or to anyone to whom it is unlawful to make such
offer or solicitation.
                  -----------------------------------

                       ADELPHIA COMMUNICATIONS CORPORATION


                              Class A Common Stock
                                ($.01 par value)


                  Prospectus


                  Dated March __, 1998

                                     PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

                                     AMOUNT
SEC filing fee....................................  $    25,945
NASDAQ fees.......................................       17,500
Legal fees and expenses...........................       12,000
Accounting fees and expenses......................        4,000
Miscellaneous expenses............................        5,800
                                                          -----

Total.............................................  $    65,245
                                                     ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

         Adelphia's Certificate of Incorporation also provides, pursuant to
Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.                                 Reference

4.01                   The Certificate of Incorporation of Adelphia Communications       Incorporated herein by
                       Corporation                                                       reference is Exhibit 3.01
                                                                                         to Registrant's Current Report
                                                                                         on Form 8-K dated
                                                                                         July 24, 1997.
23.01                  Consent of Deloitte & Touche LLP                                  Filed herewith.
24.01                  Power of Attorney (included on the signature page of the          Filed herewith.
                       Registration Statement)


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

                  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to the extent applicable hereunder:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 24th day of March, 1998.

                            ADELPHIA COMMUNICATIONS CORPORATION


                                  By  /s/ Timothy J. Rigas
                                      Timothy J. Rigas, Executive Vice President

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Known All Men By These Presents that each person whose signature appears below constitutes and appoints John J. Rigas, Timothy J. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Committee, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURES                                     TITLE                                   DATE

 /s/ John J. Rigas                       Chairman, President and Chief Executive Officer        March 24, 1998
 -------------------------------
   JOHN J. RIGAS

 /s/ Michael J. Rigas                    Executive Vice President and Director                  March 24, 1998
 ------------------------------
   MICHAEL J. RIGAS

 /s/ Timothy J. Rigas                    Executive Vice President, Chief Financial              March 24, 1998
 ------------------------------
   TIMOTHY J. RIGAS                      Officer, Chief Accounting Officer, Treasurer
                                         and Director

 /s/ James P. Rigas                      Executive Vice President and Director                  March 24, 1998
 ------------------------------
   JAMES P. RIGAS

 /s/ Daniel R. Milliard                  Senior Vice President, Secretary and Director          March 24, 1998
 -------------------------------
   DANIEL R. MILLIARD

                                         Director
   PERRY S. PATTERSON

 /s/ Pete J. Metros                      Director                                               March 24, 1998
   PETE J. METROS

 /s/ Dennis P. Coyle                     Director                                               March 24, 1998
   DENNIS P. COYLE

                                  EXHIBIT INDEX

Exhibit No.                                 Reference

4.01                   The Certificate of Incorporation of Adelphia Communications   Incorporated herein by reference is
                       Corporation                                                   Exhibit 3.01 to Registrant's
                                                                                     Current Report on Form 8-K
                                                                                     dated July 24, 1997.
23.01                  Consent of Deloitte & Touche LLP                              Filed herewith.
24.01                  Power of Attorney (included on the signature page of the      Filed herewith.
                       Registration Statement)
